CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT MP MATERIALS CORP. TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

            Exhibit 10.22
AIRCRAFT OPERATING LEASE AGREEMENT

THIS AIRCRAFT OPERATING LEASE AGREEMENT (the "Agreement") is entered into as of November 13, 2024, effective as of January 1, 2025 (“Effective Date”), by and between 2022 AR545 Statutory Trust, a statutory trust organized and existing under the laws of the State of Wyoming (in such capacity, "Lessor'') of the Aircraft (as hereinafter defined), and MP Materials Corp., a corporation formed under the laws of Delaware, as operator (the "Lessee").
1.Lease of Equipment. Lessor is the trustor (beneficiary) of a certain Owner Trust, the trustee of which is TVPX Aircraft Solutions Inc., not in its individual capacity but solely as Owner Trustee (the "Owner"), and in that capacity as trustor (beneficiary) Lessor has the right to possess, use, lease (to others), and operate one (1) [***]. Subject to the terms and conditions set forth herein, Lessor now grants and leases to Lessee and Lessee hereby accepts from Lessor a lease to possess, use, sublease (to others), and operate the Aircraft.
2.Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue until the termination of this Agreement pursuant to Section 15 hereof.
3.Acceptance of Aircraft. Lessee has determined that the Aircraft is suitable for the use intended, and Lessee has inspected the same and accepts the same as delivered. Lessee shall not assert any claim or any defense as against Lessor by reason of any defect in the Aircraft or any warranties, representations, service, or maintenance agreements, express or implied, made by the manufacturer or distributor of the Aircraft or any other person or firm.
4.Use of Aircraft. During the term of this Agreement, Lessee shall have the right to possess, use and operate the Aircraft. Lessee will cause the Aircraft to be operated in accordance with any applicable vendor's or manufacturer's manuals or instructions by competent and duly qualified personnel only and in accordance with all applicable governmental rules and regulations, including, without limitation, the rules and regulations of the FAA.
5.Lessee Payments.
(a)Lessee shall pay all costs, expenses, fees, and charges incurred in connection with the delivery, possession, use and operation of the Aircraft by Lessee and each item of equipment associated therewith, when due, directly to the person to whom such payment is due.
(b)Lessee shall be liable for and shall pay on or before their due dates Lessee’s Proportionate Share (as defined in this Section 5(b) below) of all sales taxes, use taxes, personal property taxes, business personal property taxes, and assessments, or other taxes or governmental charges imposed on the Aircraft or the ownership, possession or operation thereof or otherwise assessed in connection with this Agreement, except that nothing contained herein shall be construed to require Lessee to pay or reimburse Lessor for any franchise taxes imposed on Lessor, except to the extent such taxes relate to the ownership, lease, sale or other disposition of the Aircraft, or any other tax computed on the basis of Lessor's income and/or assets other than the Aircraft or any of the foregoing taxes that are owed by a third party based on its use of the Aircraft in a month or per year. Lessor shall promptly notify Lessee and send Lessee any notices, reports, and inquiries of taxing authorities concerning any taxes, assessments, fees, or other charges which may be received from time to time by Lessor with respect to the Aircraft. As used in this Agreement, “Proportionate Share” shall be calculated by dividing the number of Lessee flight hours in a month(s) in in a calendar year by the total flight hours that the Aircraft is flown in the calendar year (whether by Lessee or a third party).
(i)If any taxing authority requires that a tax required to be paid by Lessee hereunder be paid to the taxing authority directly by Lessor, Lessee shalt, within thirty (30) days of its receipt of written notice from Lessor, pay to Lessor the amount of such tax as provided in Section 5(b) above, unless such tax is being contested pursuant to Section 5(b) (ii) hereof.
(ii)Lessee shall have the right at Lessee's own expense to contest the validity or amount of any tax required to be paid by Lessee hereunder by legal proceedings promptly instituted and diligently conducted.
(c)Lessee shall be liable for and shall timely pay its Proportionate Share of any and all fees for licenses, registrations, permits, and other certificates as may be required for the lawful operation of the Aircraft. Lessee shall timely pay its Proportionate Share of any and all liabilities, fines, forfeitures, or penalties for violations of any applicable governmental regulations relating to the Aircraft and reimburse Lessor for any amounts expended by Lessor on account of such violations except as set forth in Section 14 hereof.
(d)Lessee hereby agrees to reimburse Lessor for any amount paid by Lessor on behalf of Lessee or otherwise for any of Lessee's obligations hereunder with respect to the Aircraft within thirty (30) days after Lessee's receipt of a written demand for such reimbursement from Lessor together with supporting invoices relating to such payments.
(e)Lessee hereby agrees to pay rent to the entity identified on and in the amount shown on the Rent Schedule attached hereto and made a part hereof as Exhibit A.
6.Maintenance. Lessee, at its own cost and expense, shall service, repair, maintain and overhaul, test or cause the same to be done to the Aircraft as determined by its Proportionate Share during the term of this Agreement (i) to keep the Aircraft in good operating condition and appearance and (ii) to keep the Aircraft in such operating condition as may be necessary to enable the airworthiness certification of the Aircraft to be maintained in good standing at all times under all applicable governmental rules and regulations. Lessee shall maintain all records, logs and other materials required by the United States Department of Transportation or the FAA to be maintained in respect to the Aircraft associated with Lessee’s use of the Aircraft and shall promptly furnish to Lessor, upon Lessor's request, such information as may be required to enable Lessor to file any reports required to be filed with any governmental authority because of Lessor’s interest in the Aircraft. Lessor shall not be under any liability or obligation in any manner to provide service, maintenance, repairs, or parts for the Aircraft.
7.Alterations, Modifications, and Additions. Lessee, at its own expense, shall make alterations and modifications in and additions to the Aircraft as may be required to be made in connection with Lessee’s use and operation of the Aircraft as determined by its Proportionate Share from time to time during the term of this Agreement under any applicable law regardless upon whom such requirements are, by their terms, nominally imposed.

8.Legal Title to the Aircraft. Legal title to the Aircraft shall remain in the Owner at all times. All attachments, accessories, repairs, remodeling, and renewals shall become a part thereof and be the property of Owner. Lessee agrees to place on the exterior or interior of the Aircraft such labels, tags or other notifications of Owner's ownership thereof as may be required by applicable law and other governmental rules and regulations.
9.Representations and Warranties. THE AIRCRAFT IS LEASED TO LESSEE BY LESSOR HEREUNDER IN "AS-IS, WHERE IS" CONDITION WITH ALL FAULTS, AND NEITHER LESSOR IN ITS INDIVIDUAL CAPACITY OR OTHERWISE SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE TITLE, AIR WORTHINESS, CONDITION, QUALITY, VALUE, DURABILITY, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE OF OR SUITABILITY OF THE AIRCRAFT, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE AIRCRAFT OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT, except that Lessor warrants in its individual capacity that the Aircraft shall during the term of this Agreement be free of liens attributable to Lessor in its individual capacity. Lessor in its individual capacity also represents and warrants that it is a "citizen of the United States" as defined in Section 40102(a)(15) of Title 49, United States Code.
10.Warranty Assignment. Concurrently with the execution of this Agreement, Lessor is assigning to Lessee (to the extent assignable) all manufacturer, dealer, or supplier warranties applicable to the Aircraft to enable Lessee to obtain any warranty service available therefor. Any enforcement of a warranty by Lessee shall be at the expense of Lessee and shall in no way render Lessor responsible to Lessee for the performance of any warranties.
11.Risk of Loss. As between Lessor and Lessee, Lessee hereby assumes all risk of loss, damage, destruction, theft, or interference with the possession, use or operation of the Aircraft from any cause whatsoever.
12.Insurance and Indemnification.
(a)Lessee shall, without expense to Lessor, maintain, or cause to be maintained in effect, at all times during the term of this Agreement, (i) comprehensive aircraft and general liability insurance (including without limitation passenger legal liability and property damage coverage, but excluding manufacturer's product liability coverage) with respect to the Aircraft in amounts for each occurrence that are reasonably acceptable to Lessor and customary in the industry for the make, model, value and use of the Aircraft, and (ii) "all-risk" ground and flight hull insurance on an agreed-value basis for the Aircraft that shall name Owner, as owner trustee holding title. All insurance policies required under this Section 12 ("Required Insurance Policies") shall be with insurers of recognized responsibility, having an A.M. Best or Standard and Poor's "A" or better rating, that are reasonably acceptable to Lessor and shall name TVPX Aircraft Solutions Inc., both in its individual capacity and in its capacity as Owner Trustee ("TVPX Aircraft Solutions"), Lessor, TVPX ARS Inc., both in its individual capacity and in its capacity as Trustee ("TVPX ARS"), and Lessee, as Insureds or Additional Insureds. The Required Insurance Policies shall, without limitation: (a) contain a "breach of warranty" clause in favor of TVPX Aircraft Solutions, Lessor and TVPX ARS, both as to hull (as its interest may appear) and liability, providing that the Required Insurance Policies shall not be invalidated by any action or inaction of the Lessee and shall inure to the benefit of TVPX Aircraft Solutions, the Lessor and TVPX ARS regardless of any breach or violation by Lessee of any warranties, declarations or conditions contained in the Required Insurance Policies; (b) be primary without any right of contribution from any insurance maintained by TVPX Aircraft Solutions, the Lessor or TVPX ARS; (c) contain a waiver of subrogation clause whereby the insurer issuing the Required Insurance Policies agrees to waive its rights of subrogation against TVPX Aircraft Solutions, the Lessor and TVPX ARS for physical loss or damage to the Aircraft; (d) insure Lessee's contractual liability to TVPX Aircraft Solutions, the Lessor and TVPX ARS contained in this Agreement and clearly evidence that this Agreement, the Beneficiary Trust Agreement, the Operating Lease and the Owner Trust Agreement are "insured contracts" under all Required Insurance Policies; (e) include a "severability of interest" clause that expressly provides that all provisions of each Required Insurance Policy shall operate in the same manner as if there were a separate policy covering each insured; (f) include War-Risk and Other Perils coverage in favor of TVPX Aircraft Solutions, the Lessor and TVPX ARS; and (g) provide that the geographic limits, if any, contained in each and every Required Insurance Policy shall include at minimum all territories over which Lessee will operate the Aircraft for which the insurance is placed. Each Required Insurance Policy shall contain an agreement by the insurer that notwithstanding the lapse of any such policy for any reason or any right of cancellation by the insurer or Lessee, whether voluntary or involuntary, such policy shall continue in force for the benefit of TVPX Aircraft Solutions, the Lessor and TVPX ARS for at least thirty (30) days (or such lesser time as may be permitted in the case of War Risk Insurance, if such War Risk Insurance so requires) after written notice of such lapse or cancellation shall have been given by insured to TVPX Aircraft Solutions, the Lessor and TVPX ARS, and shall provide that TVPX Aircraft Solutions, the Lessor and TVPX ARS shall be given thirty (30) days prior written notice of the effective date of any alteration or cancellation of such policy. Lessee shall pay all premiums for all Required Insurance Policies and shall provide TVPX Aircraft Solutions, the Lessor and TVPX ARS with evidence of such policies of insurance reasonably satisfactory to TVPX Aircraft Solutions, the Lessor and TVPX ARS, including providing TVPX Aircraft Solutions, the Lessor and TVPX ARS with a certificate of insurance and endorsements upon execution of this Agreement and at any time thereafter as TVPX Aircraft Solutions, the Lessor or TVPX ARS may reasonably request. In the event that Lessee shall fail to maintain the Required Insurance Policies as herein provided, Lessor may, at its option, obtain such insurance protecting the interests of TVPX Aircraft Solutions, the Lessor, TVPX ARS, and Lessee, or of TVPX Aircraft Solutions, Lessor and TVPX ARS only.
(b)Lessee shall indemnify, protect, save, defend and/or keep and hold harmless TVPX Aircraft Solutions, the Lessor and TVPX ARS, and each of their successors, assigns, legal representatives, agents, employees, officers, directors, shareholders, and affiliates controlled by, controlling, or under common control with TVPX Aircraft Solutions, the Lessor or TVPX ARS (each an "Indemnitee" and collectively, with Lessor, the "Indemnitees"), on demand, from and against any and all liabilities, obligations, losses, damages (whether direct, indirect, incidental, special or consequential), taxes, claims, actions, suits, demands, charges, fees, judgments, actions and other legal proceedings (whether civil or criminal), penalties, fines, sanctions, and any reasonable costs, expenses and/or disbursements (including without limitation, reasonable attorneys' fees and expenses) of any kind and nature whatsoever (collectively, "Claims") that may be imposed on, incurred by or asserted against any Indemnitee, whether or not such Indemnitee shall also be indemnified as to any such Claim by any other entity, in any way relating to or arising out of (a) this Agreement, or the performance, breach (including any default) or enforcement of any of the terms hereof, or (b) the Aircraft, including the assertion or enforcement of any manufacturer's, vendor's, dealer's or other supplier's warranties on the Aircraft or any part thereof, or the manufacture, inspection, construction, purchase, pooling, interchange, acceptance, rejection, ownership, titling or re-titling, delivery, lease, sublease, charter, possession, use, operation, maintenance, management, security, condition, registration or re-registration, sale, return, removal, repossession, storage or other disposition of the Aircraft or any part thereof any accident in connection therewith, including without limitation, Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable), for patent, trademark or copyright infringement and for any other risk or matter, the responsibility for which Lessee has agreed to bear under this Agreement, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, without regard as to who may have operational control of the Aircraft from time to time and, including without limitation with respect to the foregoing, all such Claims to the extent caused by or resulting from the ordinary negligence of any of the Indemnitees, whether active or passive, and whether concurrent with the negligence of Lessee. Lessee hereby acknowledges that it is the express intent of Lessee that it hereby agrees to indemnify, protect, save, defend and keep harmless the Indemnitees from and against Claims as described in this Section l 2(b) to the extent caused by or resulting from the ordinary negligence of Lessor, and the Indemnitees.
13.Performance by Lessor of Lessee Obligation. In the event that Lessee shall fail to perform any of its obligations hereunder, Lessor may at its option, immediately or at any time thereafter, perform such obligation for Lessee’s account without thereby waiving such default, and, in such event, Lessee shall reimburse Lessor for all of its expenses incurred in connection with the performance of such obligation pursuant to Section 5(d) hereof.
14.Limitation of Lessor Liability. Lessor is entering into this Agreement solely as trustee under the Beneficiary Trust Agreement and not in its individual capacity, except as otherwise expressly provided herein, and Lessor shall not be personally liable for, or for any loss in respect of, any or the statements, representations, warranties, agreements or obligations hereunder, except for any loss caused by or resulting from (i) the breach by Lessor of any or the representations or warranties contained in Section 9 hereof, or (ii) the willful misconduct or gross negligence of Lessor.
15.Termination.
(a)Lessor may terminate this Agreement and Lessee’s rights hereunder upon written notice to Lessee if Lessee (i) fails to pay, when due, any payment m reimbursement obligation required under Section 5 hereof or (ii) fails to timely pay or perform any other liability, obligation, or covenant of Lessee under this Agreement, and in either case, such failure continues for a period of thirty (30) days after notice thereof in writing to Lessee; provided, however, that if Lessee shall be diligently proceeding to correct such failure but unable to correct such failure within such 30 days, such period shall continue for an additional reasonable period to correct such failure.
(b)Lessee may terminate this Agreement at any time upon thirty (30) days prior written notice to Lessor.
(c)Notwithstanding anything to the contrary contained herein, this Agreement shall automatically and immediately terminate upon the effective date of any of the following; (i) any removal, resignation or cessation of citizenship of Lessor under the Beneficiary Trust Agreement or Owner under the Owner Trust Agreement, in accordance with the terms thereof, (ii) the termination, for any reason, of the Operating Lease, (iii) any transfer or change in title to the Aircraft, whether by sale, repossession and foreclosure, or any other disposition, (iv) deregistration of the Aircraft for export, or (v) cancellation of the Aircraft FAA registration for any reason.
(d)If this Agreement shall terminate for any reason as set forth in this section or otherwise, then, upon such termination, the Lessee confirms and agrees that is shall have no further right, title, or interest in and to the Aircraft arising under this Agreement.

16.Notification to Lessor. If the Aircraft is damaged, lost, stolen, or destroyed, or if any person is injured or dies, or if the Aircraft is damaged as a result of its operation, use, maintenance, or possession, Lessee shall promptly notify Lessor of the occurrence, and shall file all necessary accident reports, including those required by law and other governmental rule or regulation and those required by insurers of the Aircraft.
17.Assignment of Lessee. Except as provided in this Agreement, Lessee shall not, without the prior written consent of Lessor, which consent shall not be unreasonably withheld, assign, transfer, pledge or hypothecate this Agreement, the Aircraft or any part thereof or any interest therein.
18.Assignment by Lessor. Lessor shall not assign this Agreement or any rights hereunder at any time without Lessee's prior written consent.
19.Amendments and Waivers. No term or provision of this Agreement may be amended, modified, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of such amendment, modification, waiver, discharge, or termination is sought. No delay or failure by either party to exercise any right under this Agreement shall constitute a waiver of that or any other right hereunder and any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.
20.Notices. Unless otherwise expressly provided herein, all notices, instructions, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested, or sent by electronic mail ("Email"), with a confirming copy sent by air mail, postage prepaid, and the date of personal delivery or Email or 7 business days after the date of mailing (other than in the case of" the mailing of a confirming copy of an Email), as the case may be, shall be the date of such notice, in each case addressed (i) if to Lessor, to TVPX ARS Inc., at 39 East Eagle Ridge Drive, Suite 201, North Salt Lake UT 84054, Email: dwall@tvpx.com, and (ii) if to Lessee, to MP Materials Corp., to the address and Email provided by Lessee to the Lessor in writing (or at such other address and/or Email address as one patty shall have furnished to the other party in writing).
21.Entire Agreement. This Agreement is the entire agreement between the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof. No agreements, representations, or warranties other than those specifically set forth herein shall be binding on either party unless in writing signed by both parties.
22.Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Utah without regard to conflicts of law principles. Lessee hereby irrevocably submits to the jurisdiction of any Utah state or federal court sitting in Utah and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement. The Lessee irrevocably (i) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (ii) consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Lessee at its address specified in Section 20 hereof. The Lessee agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the right of the Lessor to serve legal process in any other manner permitted by law or affect the right of' Lessor to bring any action or proceeding against Lessee or its property in the courts of any other jurisdictions, including without limitation the jurisdiction of the courts in which the Registrar of the International Registry has its center of administration or the jurisdiction of the location of the Aircraft.

23.Heirs and Successors. This Agreement and each of its provisions shall be binding on and shall inure to the benefit of the respective heirs, devisees, legatees, executors, administrators, trustees, successors and assigns of the parties to this Agreement. Nothing contained in this Section 23 shall be construed as a consent by Lessor or Lessee to any assignment of this Agreement or any interest therein by Lessee or Lessor.
24.Further Assurances. Lessee and Lessor shall execute and deliver such further documents and take such further action as may be necessary to effectuate the intent and purpose of this Agreement.
25.Captions. The captions used in this Agreement are solely for convenience of reference and do not form part of the Agreement.
26.No Third-Party Beneficiary. No person, other than the parties expressly named herein, is intended to be a beneficiary of any provisions of this Agreement.
27.Severability. If any term or provision of this Agreement or the application thereof to any person shall, to any extent, be prohibited or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held prohibited or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
28.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute and be one and the same instrument.
29.Subject and Subordinate. The rights of Lessee with respect to the Aircraft shall be subject and subordinate in all respects to Lessor's rights, including all rights of Lessor as Trustee under the Beneficiary Trust Agreement and any related documents thereto.
30.FAA Requests. Lessee acknowledges that the FAA may require the owner or an aircraft to provide certain information regarding the ownership, operation, and condition of the aircraft. Without limiting the generality of the foregoing, Lessee hereby agrees (i) to provide all information the Owner, the Lessor, the FAA or any third party may request pursuant to the terms of the Beneficiary Trust Agreement or Owner Trust Agreement (collectively, the "Trust Agreements"), and (ii) to operate the Aircraft consistent with the terms of the Trust Agreements.
31.Lessee’s Duties to Provide Information. Lessee hereby covenants and agrees as follows:
a.Lessee will provide a completed Customer Identification Program Form, as provided to Lessee by Lessor, (the "CIP Form"). Lessee shall either monitor or cause the Aircraft to be monitored and will notify Lessor immediately if the information in the CIP Form changes. If any information provided therein changes, Lessee will promptly provide Lessor an updated CIP Form. If requested by a Regulatory Authority, Lessee will provide the CIP Form and related information to the Regulatory Authority.
b.Lessee shall (i) cause that all further transfers of the rights to possession and operational control of the Aircraft to a transferee will be in writing and that a copy of such written agreement will be provided to the Lessor, (ii) provide the identity and contact information about the transferee, and (iii) cause the transferee to provide a completed CJP Form to the Lessor; and

c.That the information received by Lessor pursuant to this Section 31, may be delivered to the FAA or any other Regulatory Authority, without further consent or acknowledgment of the Lessee.
32.Compliance with U.S. Law.
a.Lessee affirms that it is in full compliance with all laws and regulations applicable to it including, without limitation, (a) ensuring that no person who owns a controlling interest in or otherwise controls Lessee is or shall be (1) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (2) a person designated under Section I (b), (c), or (d) of Executive Order No. 13224 (September 23, 200 I), any related enabling legislation or any other similar Executive Orders.
Lessee further agrees that, as applicable, it will determine any export and re-export license requirements necessary to export or re-export of the Aircraft, that it will obtain any export and re-export license or other official authorization necessary to export or re-export of the Aircraft, and that it will carry out any customs formalities necessary for the export or re-export of the Aircraft.
b.Lessee acknowledges that the Aircraft may be subject to restrictions involving the export and re-export of the same pursuant to the laws and regulations of the United States, that the laws and regulations of the United States restrict the transfer of any interest in the Aircraft to certain persons (collectively, the "Export Restrictions") and that such Export Restrictions may apply to the Aircraft even after the Aircraft has been physically removed or transferred from the United States. Lessee acknowledges that Lessor and Lessor may be subject to these laws and regulations of the United States, including, without limitation, those promulgated by OFAC, the U.S. Export Administration Regulations ("EARs"), and the U.S. International Traffic in Arms Regulations ("ITAR") (collectively, the "U.S. Laws"). Lessee agrees that it will comply with, and will not knowingly permit the Aircraft to be used in a manner that is contrary to Export Restrictions and U.S. Laws applicable to (i) the Lessee, (ii) the Lessor, or (iii) the Aircraft, including the acquisition, possession, operation, use, maintenance, leasing, subleasing, or other transfer or disposition thereof. Lessee agrees that it will not permit the assignment of this Agreement, or a lease or sublease of the Aircraft (collectively, a "Transfer'') without Lessor's prior written approval of such Transfer. Lessor shall not unreasonably delay its decision on a request for approval from Lessee nor shall it unreasonably withhold its approval to such request. To facilitate Lessor's evaluation of the Transfer, Lessee agrees that it will use reasonable efforts to provide Lessor with any information reasonably requested by the Lessor regarding the Transfer, the proposed transferee and/or the ownership of the proposed transferee. Lessor's decision to approve or disapprove the proposed Transfer shall not be deemed to have been unreasonably delayed if Lessor has not obtained the information it needs to make the decision, and Lessor's approval of the proposed Transfer shall not be deemed to have been unreasonably withheld if Lessor has determined that the Transfer will or may reasonably be expected to put Lessor at risk of violating any laws or regulations applicable to Lessor including, without limitation, the Export Restrictions and/or U.S. Laws.
c.Any proposed transferee shall execute and deliver to Lessor an agreement in substantially the form and substance of this Agreement satisfactory to the Lessor.
d.If Lessor has determined in its sole discretion that a proposed Transfer pursuant to this Section 32 may result in the circumstance described in 32(b) above, then any such Transfer or proposed Transfer shall be null and void and of no legal force or effect and the Lessor shall not be required to approve, effect, acknowledge, or facilitate the Transfer.

33.TRUTH IN LEASING STATEMENT
a.LESSEE HAS REVIEWED THE AIRCRAFT'S MAINTENANCE AND OPERATING LOGS AND HAS FOUND THAT DURING SUCH PORTION OF THE 12 MONTH PERIOD PRECEDING THE EFFECTIVE DATE OF THIS AGREEMENT AS THE AIRCRAFT HAS BEEN REGISTERED WITH THE FEDERAL AVIATION ADMINISTRATION, LESSEE HEREBY CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED IN ACCORDANCE WITH THE PROVISIONS OF THE FEDERAL AVIATION REGULATIONS ("FAR"), PART 91 AND ALL APPLICABLE REQUIREMENTS FOR THE MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET.
b.LESSEE CERTIFIES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FAR PART 91 FOR OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT; AND LESSEE UNDERSTANDS THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT WHEN THE AIRCRAFT IS OPERATED PURSUANT TO THIS AGREEMENT.
c.LESSEE CERTIFIES THAT LESSEE UNDERSTANDS THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS AGREEMENT AND THAT LESSEE UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FARS.
d.LESSOR AND LESSEE UNDERSTAND THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

A COPY OF THIS AGREEMENT SHALL BE FILED WITH THE FAA AND MAINTAINED ONBOARD THE AIRCRAFT AT ALL TIMES.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LESSOR:
2022 AR545 Statutory Trust

By: TVPX ARS Inc., not in its individual capacity, except as expressly set forth herein, but solely as trustee

By: /s/ Arge Feotis

Name: Arge Feotis

Title: Vice President

LESSEE:
MP Materials Corp.

By: /s/ Elliot D. Hoops

Name: Elliot D. Hoops

Title: General Counsel and Secretary

EXHIBIT A

RENT SCHEDULE

(This exhibit will be removed from the copy filed with the FAA)

All rent is to be paid to: [***]

Amount of rent: $41,667 per month

Rent may be adjusted by Lessee and the payee from time to time.